Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES SECOND QUARTER RESULTS

•                  Second quarter results consistent with preliminary guidance provided on July 10, 2007;

•                  Second quarter revenue of $15.5 million, down 8 percent from 2006 second quarter revenue;

•                  Second quarter gross margin of 76 percent;

•                  Second quarter net loss of $(379,000), or $(0.02) per share, down from net income of $1.2 million, or $0.09 per diluted share, in the second quarter of 2006; and

•                  For full-year 2007, the company expects revenue of $75.0 million to $80.0 million and net income of $0.23 to $0.33 per diluted share.

Minneapolis, August 7, 2007 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today reported revenue for the second quarter ended June 30, 2007 of $15.5 million, an 8 percent decrease from $16.9 million of revenue for the same period in 2006. Net loss for the 2007 second quarter was $(379,000), or $(0.02) per share. This compares to net income for the 2006 second quarter of $1.2 million, or $0.09 per diluted share.

On July 10, 2007 the company announced preliminary second quarter revenue of approximately $15.1 million to $15.4 million and an expected net loss per share in the range of $(0.02) to $(0.05). The company also revised its revenue guidance to $75.0 million to $80.0 million for the full year 2007 as a result of the company’s disappointing second quarter revenue results.

“As we discussed in our July 10 preliminary announcement, our second quarter performance did not meet our expectations,” said Jay D. Miller, president and chief executive officer. “Over several years, we have strategically diversified our revenue sources by forming new partnerships and entering new markets. For 10 consecutive quarters, most revenue channels made significant contributions, but that did not occur in the second quarter. We have focused intensely on understanding the internal and external factors that contributed to the decline in revenue, as well as measures we can take to regain our sales momentum.

“We believe the decrease in revenue was due to several factors, including the lack of sales execution, lower sales through our two largest distribution partners, product development delays, the impact of the Deficit Reduction Act and the general slowdown in the CT market.” Miller continued, “We have a detailed plan in place to get our

(more)

numbers back on track. Overall, we are very confident in our ability to develop and deliver enterprise-wide advanced visualization and analysis solutions that improve physicians’ productivity, serve our current customer base and work with our partners, particularly Toshiba and McKesson. We are especially optimistic about opportunities in the cardiovascular arena and in international markets.”

Miller added that the company’s balance sheet strengthened further in the second quarter, as the company’s cash and investment position increased to $175.8 million from $169.2 million at the end of the first quarter. The upcoming release of Vitrea® 4.0 and ViTALConnect® 4.1 reinforces the company’s commitment to product development through the advancement of clinical applications and world-class customer support.

The company will continue to devote resources to develop applications focused on cardiovascular disease and oncology, PACS integration and Web-based solutions that help physicians across the hospital enterprise better serve their patients. The company is continuing to invest in its European sales office, where it has a sizeable customer base, and management believes untapped opportunity exists. To help expand into the European market, the company hired Marc Lamont as managing director of Europe at the end of the second quarter. Lamont has spent the past 25 years working with Boston Scientific and Baxter Healthcare to help these organizations build and expand their presence into the European medical market.

Financial Summary

•                  License fee revenue decreased to $7.7 million during the second quarter of 2007 from $11.4 million for the same quarter last year. License fee revenue for the first six months of 2007 totaled $21.2 million, a decrease from $22.4 million for the same period in 2006.

•                  License fee revenue from software options (including third-party software) decreased to $4.9 million during the second quarter of 2007, from $6.3 million for the same quarter last year. License fee revenue from software options (including third-party software) increased to $13.4 million for the first six months of 2007, from $12.2 million in the same period in 2006. Top-selling options in 2007 were CT Cardiac, General Vessel Probe and Automated Vessel Measurement — all cardiovascular solutions.

•                  Maintenance and services revenue increased to $7.7 million during the second quarter of 2007, a 52 percent gain over $5.0 million for the same quarter last year. Maintenance and services revenue increased to $14.7 million for the first six months of 2007, a 55 percent gain over $9.5 million in the same period in 2006. The increase was primarily driven by higher maintenance revenue from a larger installed customer base and higher maintenance pricing, as well as increased training revenue.

•                  Second quarter 2007 revenue from Toshiba was $6.2 million, or 40 percent of total revenue, compared to $5.8 million, or 34 percent of total revenue, for the same quarter last year. Toshiba revenue for the first six months of 2007 increased to $16.1 million, or 44 percent of total revenue, up 27 percent over $12.7 million, or 39 percent of revenue, for the same period in 2006.

•                  Second quarter 2007 revenue from McKesson Corporation was $1.4 million, or 9 percent of total revenue, compared to $1.8 million, or 11 percent of total revenue, for the same quarter last year. Revenue from McKesson for the first six months of 2007 was $3.2 million, or 9 percent of total revenue, down from $3.5 million, or 11 percent of total revenue, for the first six months of 2006.

•                  Direct revenue (revenue generated outside of Toshiba and McKesson) during the second quarter of 2007 was $7.9 million, compared to $9.3 million for the same quarter last year. Direct revenue for the first six months of 2007 increased to $17.1 million from $16.5 million for the same period in 2006.

•                  International revenue was $2.5 million, or 16 percent of total revenue, during the second quarter of 2007, a 13 percent gain from $2.2 million, or 13 percent of total revenue, for the same quarter last year. International revenue for the first six months of 2007 increased to $6.5 million, up 29 percent over $5.0 million for the same period in 2006.

•                  Gross margin was 76 percent for the second quarter of 2007, compared to 79 percent for the same quarter last year. Gross margin was 78 percent for the first six months of 2007, compared to 80 percent for the same period last year.

(more)

•                  Interest income for the second quarter of 2007 increased to $2.2 million, compared to $684,000 for the same quarter last year. Interest income for the first six months of 2007 was $4.4 million, compared to $1.2 million for the same period last year. The increase was primarily due to higher cash and investments, a result of the November 2006 secondary offering of 3.4 million shares of common stock that yielded net proceeds of $97.7 million and cash generated by operations, as well as higher interest rates.

Operating Expense Summary

•                  Second quarter 2007 operating expenses totaled $14.8 million, an increase from $12.0 million for the same quarter in 2006. Operating expenses for the first six months of 2007 totaled $29.9 million, an increase from $22.6 million for the same period in 2006.

•                  During the second quarter of 2007, the company reversed $274,000 of bonus expense and $245,000 of commission expense recorded in the first quarter of 2007, due to lower than expected sales and operating profit.

•                  Sales and marketing expenses totaled $7.5 million during the second quarter of 2007, compared to $6.2 million for the same quarter last year. For the first six months of 2007, sales and marketing expenses totaled $15.5 million, compared to $11.4 million for the same period in 2006. The primary factors behind the increase in sales and marketing expenses were additional employees to support the company’s growth plans and increased tradeshow, advertising and international expansion costs, offset in part by decreased commissions and bonus compensation expense. The second quarter 2007 costs include 11 additional sales staff hired in the first quarter of 2007.

•                  Research and development expenses increased to $3.7 million during the second quarter of 2007, from $3.1 million for the same quarter last year. For the first six months of 2007, research and development expenses increased to $7.3 million, from $6.1 million for the same period in 2006. The major driver of higher research and development expenses was increased compensation costs as a result of additional employees, offset in part by decreased bonus compensation expense.

•                  General and administrative expenses totaled $3.6 million for the second quarter of 2007, compared to $2.6 million for the same quarter last year. For the first six months of 2007, general and administrative expenses totaled $7.1 million, compared to $5.1 million for the same period in 2006. The major drivers of higher general and administrative expenses were again increased compensation costs as a result of additional employees, as well as increased international expansion costs, and higher accounting, auditing, legal and overhead expenses due to the growth of the business, offset in part by decreased bonus compensation expense.

•                  Equity-based compensation expense was as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Equity-based compensation expense (in thousands):
Cost of revenue	$116	$101	$213	$179
Sales and marketing	607	528	1,136	986
Research and development	189	173	326	483
General and administrative	559	432	1,071	793
Equity-based compensation before income taxes	1,471	1,234	2,746	2,441
Income tax benefit	(495)	(347)	(927)	(618)
Total equity-based compensation after income taxes	$976	$887	$1,819	$1,823

Impact on basic earnings per share	$0.06	$0.07	$0.11	$0.14
Impact on diluted earnings per share	$0.06	$0.06	$0.10	$0.13

(more)

Key Developments

In June 2007 the company participated in Stanford University’s 9th Annual International Symposium on Multidetector CT workstation face-off, a demonstration in which the top advanced visualization and analysis vendors each perform a series of case studies in an allotted amount of time. The company’s Vitrea 4.0 and ViTALConnect 4.1 software solution completed each of the four case studies with ease, showcasing the speed and ease of use of Vitrea software and reaffirming the company’s position as a market leader.

Revised Full Year 2007 Guidance

For the full year ending December 31, 2007, the company has lowered its earnings guidance to the range of $0.23 to $0.33 income per diluted share. The company’s previous guidance was net income of $0.61 to $0.70 per diluted share. As previously noted, on July 10, 2007, the company announced revised revenue guidance of $75.0 million to $80.0 million for the full year 2007. This guidance and the factors below do not include the potential effects of any acquisitions.

The following table summarizes the company’s guidance for 2007:

		2007 Guidance
	2006	Low		High

Revenue (in millions)	$70.5	$75.0	to	$80.0
Growth rate		6%		13%

Net income per diluted share (1)	$0.46	$0.23	to	$0.33
Growth rate		-50%		-28%

(1)          Based on an estimate of 17.8 million weighted-average diluted common shares for 2007.

Factors considered in preparing guidance include the following estimates for 2007:

•                  Gross margin of approximately 77 percent to 78 percent.

•                  Sales and marketing expenses of approximately 42 percent to 44 percent of total revenue.

•                  Research and development expenses of approximately 19 percent to 20 percent of total revenue.

•                  General and administrative expenses of approximately 17 percent to 18 percent of total revenue.

•                  Equity-based compensation of approximately $5.7 million to $6.0 million.

•                  Depreciation and amortization of property and equipment of approximately $4.7 million to $5.0 million, and estimated capital expenditures of $5.8 million to $6.3 million.

•                  Amortization of acquired intangibles of $1.2 million.

•                  Estimated interest income of $8.7 million to $9.0 million.

•                  An effective income tax rate of approximately 33 percent to 34 percent in 2007. The company continues to anticipate not paying any significant cash for income taxes for the next two to three years.

Conference Call and Webcast

Vital Images will host a live Webcast of its second quarter earnings conference call today, Tuesday, August 7, 2007, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT on the same day.

(more)

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 11092788. The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, August 7, 2007, through 5:00 p.m. CT on Tuesday, August 14, 2007.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in Beijing, China and Den Haag, the Netherlands. For more information, visit www.vitalimages.com .

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the successful inter-operability of healthcare technology from multiple vendors, the timely availability and acceptance of new products, our ability to identify and close mergers and acquisitions, our ability to integrate acquired entities, the impact of competitive products and pricing, dependence on major customers, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including Vital Images’ annual report on Form 10-K for the year ended December 31, 2006.

(more)

Vital Images, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue:
License fees	$7,710	$11,369	$21,180	$22,386
Maintenance and services	7,663	5,031	14,712	9,496
Hardware	161	513	467	827
Total revenue	15,534	16,913	36,359	32,709

Cost of revenue:
License fees	940	1,287	2,545	2,530
Maintenance and services	2,596	1,874	5,119	3,619
Hardware	156	337	373	553
Total cost of revenue	3,692	3,498	8,037	6,702

Gross profit	11,842	13,415	28,322	26,007

Operating expenses:
Sales and marketing	7,513	6,233	15,538	11,374
Research and development	3,718	3,115	7,259	6,136
General and administrative	3,558	2,619	7,070	5,125
Total operating expenses	14,789	11,967	29,867	22,635

Operating income (loss)	(2,947)	1,448	(1,545)	3,372

Interest income	2,249	684	4,393	1,199
Income (loss) before income taxes	(698)	2,132	2,848	4,571
Provision (benefit) for income taxes	(319)	885	855	1,897
Net income (loss)	$(379)	$1,247	$1,993	$2,674

Net income (loss) per share - basic	$(0.02)	$0.09	$0.12	$0.20
Net income (loss) per share - diluted	$(0.02)	$0.09	$0.11	$0.19

Weighted average common shares outstanding - basic	16,976	13,175	16,911	13,069
Weighted average common shares outstanding - diluted	16,976	13,906	17,507	13,890

(more)

6

Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$141,786	$144,382
Marketable securities	24,015	20,821
Accounts receivable, net	15,000	19,589
Deferred income taxes	1,661	1,661
Prepaid expenses and other current assets	3,046	1,928
Total current assets	185,508	188,381
Marketable securities	9,994	750
Property and equipment, net	10,266	9,242
Deferred income taxes	9,495	8,969
Licensed technology, net	30	90
Other intangible assets, net	2,634	3,209
Goodwill	9,089	9,089
Total assets	$227,016	$219,730

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,214	$3,830
Accrued compensation	2,946	3,977
Accrued royalties	901	1,158
Other current liabilities	2,397	2,083
Deferred revenue	15,744	15,131
Total current liabilities	25,202	26,179
Deferred revenue	1,184	1,174
Deferred rent	1,464	1,475
Total liabilities	27,850	28,828

Commitments and contingencies

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 40,000 shares authorized; 17,120 issued and outstanding as of June 30, 2007; and 16,908 shares issued and outstanding as of December 31, 2006	171	169
Additional paid-in capital	195,936	189,669
Retained earnings	3,046	1,053
Accumulated other comprehensive income	13	11
Total stockholders’ equity	199,166	190,902
Total liabilities and stockholders’ equity	$227,016	$219,730

(more)

7

Vital Images, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the six months ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net income	$1,993	$2,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,140	1,255
Amortization of identified intangibles	635	702
Provision for doubtful accounts	111	—
Deferred income taxes	855	1,897
Excess tax benefit from stock transactions	(1,325)	(2,735)
Amortization of discount and accretion of premium on marketable securities	(347)	(235)
Employee stock-based compensation	2,746	2,433
Non-employee stock-based compensation	—	8
Amortization of deferred rent	(159)	(93)
Changes in operating assets and liabilities:
Accounts receivable	4,478	945
Prepaid expenses and other assets	(1,118)	(333)
Accounts payable	(340)	(429)
Accrued expenses and other liabilities	(1,291)	(1,477)
Deferred revenue	623	2,118
Deferred rent	199	—
Net cash provided by operating activities	9,200	6,730

Cash flows from investing activities:
Purchases of property and equipment	(3,440)	(1,823)
Purchases of marketable securities	(27,628)	(12,748)
Proceeds from maturities of marketable securities	14,777	31,248
Proceeds from sale of marketable security	750	—
Net cash (used in) provided by investing activities	(15,541)	16,677

Cash flows from financing activities:
Proceeds from sale of common stock under stock plans	2,420	2,922
Excess tax benefit from stock transactions	1,325	2,735
Net cash provided by financing activities	3,745	5,657

Net (decrease) increase in cash and cash equivalents	(2,596)	29,064
Cash and cash equivalents, beginning of period	144,382	20,845
Cash and cash equivalents, end of period	$141,786	$49,909

###

8